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                                                                    EXHIBIT 21.1

                          TATHAM OFFSHORE SUBSIDIARIES

Tatham Offshore, Inc., a Delaware corporation
   Tatham Offshore Development, Inc., a Delaware corporation
   Tatham Offshore Canada Limited, a Nova Scotia company
   Tatham Offshore (Jersey) Ltd., a company organized under the laws of Jersey North Atlantic Pipeline Company, L.L.C., a Delaware limited liability company
      North Atlantic Pipeline (Nova Scotia) Company, U.L.C., a Nova Scotia
        unlimited liability company
      North Atlantic Pipeline Partners, L.P., a Delaware limited partnership North Atlantic Pipeline Partners, L.P., a Newfoundland limited partnership